UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person*
   Victor D. Alhadeff
   3901 7th Avenue South, Suite 200
   Seattle, WA 98108

2. Issuer Name and Ticker or Trading Symbol
   BRIAZZ, Inc. (BRZZ)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   11/20/2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Executive Officer, Chief Financial Officer, Secretary and Chairman of the Board

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

____________________________________________________________________________________________________________________________________
Table I -- Non-Derviative Securties Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1. Title of Security     |2.      |3.     |4. Securities Acquired (A)     |5.Amount of     |6. Ownership   | 7.Nature of Indirect  |
                         |  Transaction   |   or Disposed of (D)          |  Securities    |   Form: Direct|   Beneficial Ownership|
                         |        |       |                               |  Beneficially  |   (D) or      |                       |
                         |        |    |  |                 | A/ |        |  Owned at      |   Indirect(I) |                       |
                         |Date    |Code|V |   Amount        | D  | Price  |  End of Month  |               |                       |
___________________________________________________________________________________________________________________________________|
Common Stock             |11/18/  | P  |  |    200          | A  | $0.66  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/18/  | P  |  |    2500         | A  | $0.69  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/18/  | P  |  |    3800         | A  | $0.70  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/19/  | P  |  |    900          | A  | $0.69  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/19/  | P  |  |    400          | A  | $0.71  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/19/  | P  |  |    1200         | A  | $0.72  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/19/  | P  |  |    6500         | A  | $0.73  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/19/  | P  |  |    2200         | A  | $0.75  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/19/  | P  |  |    200          | A  | $0.76  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/19/  | P  |  |    1500         | A  | $0.79  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/19/  | P  |  |    100          | A  | $0.80  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/19/  | P  |  |    200          | A  | $0.82  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/19/  | P  |  |    100          | A  | $0.83  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |11/19/  | P  |  |    100          | A  | $0.84  |                |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
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Common Stock             |11/19/  | P  |  |    100          | A  | $0.87  |    331019      |        D      |                       |
                         |2002    |    |  |                 |    |        |                |               |                       |
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Common Stock             |        |    |  |                 |    |        |    473807      |        I      |   (1)                 |
                         |        |    |  |                 |    |        |                |               |                       |
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___________________________________________________________________________________________________________________________________|

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.


*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v)

____________________________________________________________________________________________________________________________________

Table II -- Derviative Securties  Acquired,  Disposed of, or Beneficially  Owned
     (e.g.,   puts,   calls,   warrants,   options,   convertible   securitites)
____________________________________________________________________________________________________________________________________
1.Title of Deriviative|2. Con- |3.   |4.     |5.Number of De|6.Date Exer  |7.Title and Amount|8.Price|9.Number  |10.|11.Nature of  |
  Security            |version |Transaction  |rivative Secu |cisable and  |  of Underlying   |of Deri|of Deriva |Dir|   Indirect   |
                      |or Exer |     |       |rities Acqui  |Expiration   |  Securities      |vative |tive      |ect|   Benficial  |
                      |cise    |     |       |red (A) or Dis|Date (Month/ |                  |Secu   |Securities|(D)|   Ownership  |
                      |Price of|     |       |posed of (D)  |Day/Year)    |                  |rity   |Benefi    |or |              |
                      |Deriva- |     |       |              |Date  |Expir |                  |       |ficially  |Ind|              |
                      |tive    |     |       |              |Exer- |ation |  Title and Number|       |Owned at  |ire|              |
                      |Secu-   |     |    |  |              |cisa- |Date  |  of shares       |       |End of    |ct |              |
                      |rity    |Date |Code|V | A |  D       |ble   |      |                  |       |Month     |(I)|              |
___________________________________________________________________________________________________________________________________|
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_________________________________________________________________________________________________________________________________|

Explanation of Responses:

(1)  By Alhadeff Limited Partnership II.



                          /s/ Victor D. Alhadeff               11/20/2002
                          -------------------------------      --------------
                          **Signature of Reporting Person      Date



** Intentional misstatements of omissions of facts constitute federal criminal violations. See 18 U.S.C. 1001 an 15 U.S.C. 78ff(a).